Exhibit 99.1

Tuesday 18 November 2008

For immediate release

The Carphone Warehouse Group PLC

Interim Results for the 26 weeks to 27 September 2008

Well positioned in a tough environment

Review of Group structure initiated

Headlines

•                  Best Buy Europe revenues up 12% to £1,617m

•                  Retail revenues up 5.1% like-for-like, gross profit flat like-for-like

•                  UK Fixed Line revenues down 2% to £697m; EBIT up 43% to £53m

•                  Headline post-tax profit £39m (2007: £44m)

•                  Profit on disposal, net of exceptional costs, of £603m

•                  Strong balance sheet with £80m underlying Group net debt

•                  Review of Group structure initiated

	26 weeks ended 27 September 2008	26 weeks ended 29 September 2007	% growth
	£m	£m (Restated)
Revenue	697	711	(2)%
EBITDA*	112	74	51%
Headline profit after tax**	39	44	(11)%
Exceptional items (post tax)	587	(5)	—
Earnings per share**	4.2p	5.0p	(15)%
Dividend per share	1.35p	1.25p	8%
Statutory profit after tax	601	12	—
Statutory earnings per share	65.8p	1.4p	—

Note: as a result of the transaction with Best Buy, all of the results of the Best Buy Europe operations are treated as discontinued or associate operations in both years, and therefore excluded from Group revenue and EBITDA figures, but included in headline profit after tax and earnings per share.  Best Buy Europe figures are presented under IFRS, before any purchase accounting applied by Best Buy

*                before exceptional items

**         before amortisation of acquisition intangibles and exceptional items

Charles Dunstone, CEO, said:

“It has been a very significant six months for The Carphone Warehouse.  Our Distribution business, now called Best Buy Europe, has traded well in a difficult market, growing its share and evolving its business model to adapt to the changing needs of customers.  The transaction with Best Buy will help with this transformation, and we as partners will seek to change the landscape for consumer electronics retailing in Europe, starting next year.  It has also put us in a strong financial position.

“Within the Fixed Line business, we have continued to grow the broadband base steadily in a slowing market.  TalkTalk, in particular, has performed very well, as customers are increasingly recognising that it offers outstanding value combined with a significantly improved customer experience.  Capex is now falling in absolute terms, with spending now focused primarily on backhaul capacity and quality of service.

“Having completed the AOL Broadband migration, we now have a fully reconciled customer base.  This has resulted in a reduction of 93,000 customers from the base, many of whom were not paying or were not connected to the network.  In view of the pressure on family budgets we plan to re-price AOL services and move people to TalkTalk with incremental line rental services more quickly than previously planned.

“I believe we have reached a watershed in the evolution of the Group, with two discrete and focused businesses with strong market positions and solid financial foundations.  We recognise, however, that the structure of the Group may now no longer be appropriate for the optimal development of the two businesses.  The Board has therefore initiated a formal review of the Group’s corporate structure and capital requirements, which may lead to a separation of the two businesses. In this instance I would remain closely involved with both companies.  We will provide an update on the review’s progress in Spring 2009.

Outlook

“The immediate consumer outlook remains very uncertain.  In the short term, Best Buy Europe is well positioned relative to its competitors, with an excellent line-up of exclusive products as we approach Christmas.  So far this year, we have outperformed our expectations in subscription connections, but underperformed in pre-pay.  As the Christmas marketplace has proportionately a much higher pre-pay share, predicting the outcome of the next six weeks of sales is very difficult.  Further out, the development of our big box consumer electronics format is an exciting new growth avenue for the business.

“The TalkTalk Group is well positioned in a market that is now highly penetrated, offering clear value to customers from a highly efficient network infrastructure.  We are meeting customers’ growing demands for value and flexibility as household budgets come under pressure, as our new propositions announced today demonstrate.

“The next 12 months are likely to represent the most challenging economic climate we have ever operated in. With little debt and £900m of facilities, the Group is very well positioned to withstand the financial turmoil.  We believe our review of the Group structure will result in shareholders being able to assess more clearly the value of the Group’s assets.  My focus will be on supporting our customers, protecting our employees and using our resources to position ourselves in the best way for the recovery when it finally comes.”

Overview

Group revenues were £697m, compared to £711m in the first half of last year.  These figures exclude the Retail and Distribution business, now called Best Buy Europe, which generated revenues of £1,617m in the period (2007: £1,443m).  Best Buy Europe results are presented as discontinued operations for the first quarter of the year, and as a share in associate income for the second quarter of the year.  Headline post-tax profits before amortisation of acquisition intangibles were £39m (2007: £44m).  Headline earnings per share on the same basis was 4.2p (2007: 5.0p).

Best Buy Europe

	2008	2007
		Restated*
	£m	£m
Revenue	1,617	1,443
UK	779	725
France	109	103
Germany	285	238
Spain	193	167
Other	251	210
EBITDA	99	96
Depreciation and amortisation	(62)	(50)
EBIT	37	46
EBIT %	2.3%	3.2%

* Last year’s numbers have been restated to reflect the reallocation of £14m of revenues from non-UK fixed line operations which were previously included within the Distribution division but were excluded from the Best Buy transaction.  In addition, 2007 EBIT now reflects the inclusion of £10m of central costs previously recorded at the Group level, as a result of our reorganisation earlier in the year.

Summary performance

Best Buy Europe, in which the Group has a 50% share, generated revenues of £1,617m, representing growth of 12% over last year (2007: £1,443m).  EBIT was £37m, a decline of 20% year-on-year (2007: £46m), with the EBIT margin falling from 3.2% to 2.3%.    This reduction reflects our investment in retail margin, as well as costs incurred in our MVNO and Geek Squad operations and the initial phase of our big box project, partially offset by income from Best Buy Mobile in the U.S.

Mobile connections for the period were up 11% to 5.7m.  Subscription sales were very strong, rising 15% to 2.3m.  We grew market share in a generally weaker market, both through the evolution of the store proposition to focus on growth areas in mobile broadband and smartphones, and through our involvement in exclusive products.  However, subscription margin per connection was weaker, reflecting the increasing proportion of mobile broadband sales, and our more aggressive trading stance.  Pre-pay connections were up 8% to 3.1m, but growth in pre-pay sales slowed in the second quarter as a result of declining consumer spending.

Like-for-like retail revenue growth was 5.1% with like-for-like margin flat year-on-year.  At constant exchange rates, like-for-like revenue and margin were –1.5% and –6.2% respectively.  We opened 19 net new stores during the period, with average space growth (excluding franchises) over the last 12 months up by 10%.

After the completion of the Best Buy deal, the acceleration of the development of the in-store proposition towards laptops and other connected devices led to a re-ranging of products and the initiation of a programme to close approximately 100 stores.  This has led to exceptional costs of £26m (of which the Group’s post-tax share is £10m).

Our insurance business had a mixed first half.  The base declined over the first three months as subscriptions growth was driven by mobile broadband modems rather than handsets, which reduced the opportunity for insurance sales.  However, momentum picked up again in the second quarter as our laptop offer was rolled out across the portfolio and iPhone sales were strong.  Our trial of a Geek Squad-branded product combining insurance and technology support has also proven successful.

Regional overview

In the UK, revenues were up 8% to £779m, reflecting strong connections growth driven predominantly by the iPhone and increased demand for mobile broadband.  Our retail share of new subscription connections is at record levels as a result.  We have made very good progress with the introduction of our laptop proposition into stores and all of our sales consultants have been through a new training programme focused on wireless products.  In October, we opened our new concept store in the Westfield development in London.  This store offers a much wider range of laptops alongside our usual mobile phone capability, as well as new areas dedicated to gaming, on-demand TV, Apple products and a Geek Squad service counter.  The customer response has been very positive and it is already ranking as one of our best performing stores in the UK.

In Spain, revenues were up 16% to £193m.  The Spanish business continued its excellent track record, managing its margin very well in a weak consumer environment.  Our French business grew revenues by 5% to £109m.  Underlying growth in subscription connections was strong, with overall revenue growth depressed by the inclusion of one quarter of revenue from The Phone House Services in last year’s numbers, prior to its disposal.

Revenues in Germany were up 20% to £285m.  Much of this growth was driven by low margin dealer business, with underlying revenue growth in The Phone House Telecom of 13%.  The service provision customer base was up 14% year-on-year to 1.9m, with pre-pay the main driver.  Subscription ARPUs were up 6%, mainly as a result of currency effects. The move to the new Retail Plus proposition has been slow to date, but is set to pick up in the fourth quarter of the financial year.

Across the rest of Best Buy Europe, revenues were up 19% to £251m.  After adjusting for the sale of the Swiss business at the year end, and the acquisition of Typhone in the Netherlands, growth was 20%.  Sweden was the stand-out performer on an organic basis, driven by strong sales through the direct channel.

Best Buy Mobile, Best Buy’s mobile phone retailing operations in North America with which Best Buy Europe has a profit sharing arrangement, made excellent progress during the period.  All of Best Buy’s U.S. big box stores have now been converted to the new format and are delivering significant sales uplifts as a result.  New standalone stores are also trading well and represent a major opportunity for further profitable growth.  As a result of this performance, Best Buy Europe received £5m in profit share during the period, well ahead of our previous expectations.

Capex and working capital

Capex in Best Buy Europe was £50m, a decline of 12% year-on-year (2007: £57m), mainly as a result of the reduction in new store openings.  SAC was up 56% to £25m, reflecting increased recruitment through third party channels in Germany.

Working capital outflow in Best Buy Europe was £217m in the first half (2007: £96m).  The increase primarily reflects a growing alignment of our interests with our network partners, with commission being deferred over the contract life rather than paid on connection.  Whilst not affecting revenue recognition, this does impact negatively on our cash flow.  Working capital has also been affected by our payment profile with suppliers and additional early settlement discounts.

At the end of September, net debt within Best Buy Europe was £102m, with total borrowings due to the Group of £206m.  We expect net debt at Best Buy Europe to be negligible at March 2009.

TalkTalk Group

	2008	2007
		Restated*
	£m	£m
Revenue	697	711
Residential	549	556
B2B	148	155

EBITDA**	120	82
Residential	100	64
B2B	20	18

Depreciation and amortisation***	(67)	(45)
EBIT	53	37
EBIT %	7.7%	5.1%

*     Last year’s numbers have been restated to reflect the reallocation of £14m of revenues from non-UK fixed line operations which were previously included within the Distribution division but were excluded from the Best Buy transaction.  In addition, 2007 EBIT now reflects the inclusion of £2m of central costs previously recorded at the Group level.

**   excluding reorganisation costs

*** excluding amortisation of acquisition intangibles

The UK Fixed Line division, now called the TalkTalk Group, generated revenues of £697m and EBIT of £53m, compared to revenues of £711m and EBIT of £37m last year.  The increase in EBIT margin primarily reflects the migration of customers onto our own network over the last 12 months.

Residential

Total Residential revenues were down 1% year-on-year to £549m (2007: £556m).  The broadband customer base was up 12% year-on-year to 2.8m, reflecting strong growth in the TalkTalk customer base, offset by a decline in the AOL Broadband base.  Net adds during the half-year were 82,000, reflecting slower growth in the overall broadband market.  Subsequent to the period end we have performed a thorough reconciliation of the AOL Broadband customer base following the migration of the last six months.  This review has led to the identification of 93,000 unreconciled accounts which we have now excluded from the customer base.  Of these, 48,000 are customers who appear on our billing platform but are no longer receiving a service; the remaining 45,000 represent the balance of the 50,000 customers who we identified as being at risk through the network migration process.  While this will have an impact on revenue in the second half, we have been providing in full against these customers from a profit perspective.

TalkTalk continues to benefit from its clear and simple value proposition in a difficult consumer environment and recorded 168,000 net adds during the period.  Churn continued to fall with improving service levels, with blended annualised churn over the first half at 17%.  The AOL base suffered as a result of some higher ARPU customers trading down to cheaper offers, and customer losses during the migration programme of the last six months.  We expect TalkTalk to be the main vehicle for customer acquisition in the future.  Blended broadband ARPU was £22.52, an increase of 4% year-on-year.  This was driven primarily by the changing mix between TalkTalk and AOL customers.

The non-broadband base, comprising voice-only and internet dial-up customers, fell 35% year-on-year to 1.3m, as expected.  The rate of decline has slowed recently, particularly in the voice base, and we see opportunities to reinvigorate our efforts in this segment.  Non-broadband ARPU was up marginally year-on-year at £17.95.

At September 2008, 2.0m broadband customers were on our own unbundled network, a 47% increase over the year.  We now have 73% of our broadband customers on our own network.  The TalkTalk fully unbundled network now extends to 1,669 exchanges, equivalent to 79% coverage of the UK population.  With the completion of the migration of AOL customers to a new billing platform, we are in a position to offer combined broadband and line rental services to customers in our footprint who we were previously not able to unbundle.

Residential EBITDA was £100m, an increase of 56% year-on-year (2007: £64m).  Residential EBITDA margin rose from 11% to 18%, driven mainly by the migration of customers onto our own network and the benefits of scale on fixed network overheads.  The EBITDA margin fell from H2 last year as a result of a much higher weighting of marketing spend in H1 compared to H2, and certain annual income items which fall in H2.

Today we are launching a major evolution of our TalkTalk broadband proposition with the introduction of myTalkTalk.  This allows customers to add on additional services to their core broadband, line rental and calls package as and when they want them.  Research tells us that customers want more flexibility from their service and do not want to pay for services they don’t use, and myTalkTalk is designed to deliver precisely this.  The additional products include higher speed, higher download limits, anytime calls, discounts on calls to mobile phones, and security software, and are all priced at £4 per month, with no contractual obligation.

B2B

B2B revenues fell 5% to £148m (2007: £155m), with EBITDA up 8% to £20m (2007: £18m).  Excluding Premium Rate Services, where revenue was down 18% to £10m, revenues were down 3%.  The decline in usage of 0870 services ahead of their termination has also depressed revenues, but underlying corporate business has held up well in a stable market.  EBITDA margin rose to 13%, from 12% for the equivalent period last year.

Capex, depreciation and amortisation

Fixed Line capex during the period was £52m, a reduction of 34% year-on-year (2007: £79m).  Last year represented the peak of the investment cycle for our network build-out.  In the last six months we have extended the TalkTalk and AOL exchange networks by 274 exchanges, added capacity in existing exchanges as necessary, and continued our programme of installing significantly greater bandwidth into our backhaul and core networks.  We anticipate a similar level of capex in the second half of the year, followed by further reductions in overall spend next year.

Capitalised subscriber acquisition costs amounted to £47m in the first half, an 18% rise on last year (2007: £40m).  Although gross adds fell year-on-year in a slowing market, average SAC was higher than in the equivalent period as a result of the introduction of subsidised laptops with longer contracts and higher tariffs.  This is now annualising and we expect to see a year-on-year decline in SAC spend in the second half.  Subscriber retention costs are becoming an increasing element within SAC as we seek to incentivise customers to extend their contracts.

Depreciation and amortisation was up 49% year-on-year to £67m (2007: £45m), reflecting the capital outlay outlined above and the cumulative effect of our investment in fixed line infrastructure and customer recruitment over the last two years.

Associate operations

Our profit share from Best Buy Mobile, Best Buy’s mobile phone retailing operations in the U.S., and our share in the Geek Squad Europe joint venture, are now both included within Best Buy Europe.  Our total share in Best Buy Europe’s headline earnings for the period July to September 2008 was £13m, net of interest and tax.

Our French MVNO in partnership with Virgin, Virgin Mobile France, continues to make progress through further growth in its customer base.  The business is increasingly self-funding and has had limited cash requirements from its shareholders over the last six months.  Our share of losses in the period amounted to £3m (2007: £4m loss).

Central costs

Central costs not directly allocable to business units amounted to £8m, compared to £8m in 2007.  The comparative figure has been restated to reflect the re-allocation of certain costs and personnel from central functions into operating divisions earlier this year.

Amortisation of acquisition intangibles

The amortisation charge on acquisition intangibles was £35m (2007: £39m).  This relates primarily to the amortisation of intangible assets acquired as part of the AOL acquisition in 2006.  A tax credit of £10m (2007: £12m) has been recognised against this charge.

Exceptional items

The disposal of 50% of the Retail and Distribution business gave rise to a net gain after tax and indirect costs of £613m. Further to the transaction, Best Buy Europe has commenced the disposal of approximately 100 stores, and has accelerated a shift in its range of retail stock away from mobile phones towards laptops and other products, resulting in an exceptional clearance exercise. Exceptional costs associated with these programmes are reflected in a £10m charge through the results of joint ventures.

Prior to the transaction with Best Buy, the Group conducted a review of its central support structures to achieve greater divisional autonomy and efficiency. This review resulted in a reorganisation programme that is expected to yield savings of £7m per annum. Redundancy and other reorganisation costs of £9m have arisen as a result of the programme.

Cash flow, interest and dividend

At 27 September 2008, underlying Group net debt was £80m, excluding the debt in Best Buy Europe, compared to net debt of £843m at the last financial year end.  Statutory net debt was £286m, reflecting the entire facility provided to Best Buy Europe, of which 50% is guaranteed by Best Buy.  In addition, our Group share of the £112m of insurance funds and other cash within Best Buy Europe is not consolidated.

The net interest charge for the period was £8m (2007: £17m), the decrease reflecting the receipt of the cash consideration for the investment by Best Buy at the end of the first quarter.

The main divisional cash flow items have been described in the divisional overviews above.  At the Group level, we also paid the final instalment of the consideration for the AOL acquisition, amounting to £70m.  In addition, we acquired 24m Group shares into our EBT to avoid future dilution from the exercise of share options, at a cost of £53m.

We expect the underlying Group net debt figure to be £50-100m by March 2009, subject to currency movements.  These were minimal in the first half, but have become more significant since October with over £800m of non-sterling denominated assets and hedging in place.   The significant strengthening of the dollar does, however, enhance the value of our profit sharing arrangements with Best Buy Mobile in the U.S.

The Board has declared an interim dividend of 1.35p per share (2007: 1.25p per share), up 8%.  The ex-dividend date will be 24 November 2008 and the record date will be 26 November 2008.   The intended payment date will be 17 December 2008.

Group strategy

Since the year end, our retail business has been further strengthened by the creation of our venture with Best Buy which will accelerate the development of our retail business in a way which would not have been possible on a standalone basis. However, this has highlighted a number of issues relating to the resulting Group structure from both an operational and a stock market perspective. Furthermore, it has also led to a significant inflow of cash which has resulted in a strong financial position for the Group overall.

The Board believes that there is further scope to unlock shareholder value over time from the constituent parts of the Group and accordingly announces that it has initiated a review of the Group which, over the next few months, will consider the most appropriate structure for delivering further value to its shareholders. This review, which may lead to a separation of the Group’s businesses, will consider the operational and financial requirements of each business and will take into account the views of all stakeholders in the Group.

Analysts’ presentation and webcast

There will be a presentation for investors and analysts at 9.00 am this morning at the offices of UBS, 1 Finsbury Avenue, London EC2M 2PP.  The event will be audio webcast and the presentation slides will be available on our website, www.cpwplc.com.

Next trading update

The Group will give a full trading update, including revenues, connections and customer bases, for the third quarter of the current financial year on 30 January 2009.  This date is later than the usual third quarter trading update as Best Buy Europe revenue figures will be subject to audit as part of Best Buy’s fiscal 2009 results.

For Further Information

For analyst and institutional enquiries
Peregrine Riviere	+44 7909 907193
Carla Bloom	+44 7891 094542

For media enquiries
Shane Conway	+44 7932 199 659

Anthony Carlisle	+44 7973 611 888
Citigate Dewe Rogerson	+44 20 7638 9571

  FINANCIAL REVIEW

Condensed consolidated income statement for the 26 weeks ended 27 September 2008

With 26 weeks ended 29 September 2007 comparatives

		Before amortisation of acquisition intangibles and exceptional items		Amortisation of acquisition intangibles and exceptional items	After amortisation of acquisition intangibles and exceptional items		Before amortisation of acquisition intangibles and exceptional items		Amortisation of acquisition intangibles and exceptional items	After amortisation of acquisition intangibles and exceptional items
				(see note 3)					(see note 3)
		26 weeks ended 27 September 2008					26 weeks ended 29 September 2007
		(Unaudited)					(Unaudited)
										(Restated)
	Notes	£ m		£ m	£ m		£ m		£ m	£ m

Continuing operations
Revenue	2	697		—	697		711		—	711
Cost of sales		(366)		—	(366)		(408)		—	(408)
Gross profit		331		—	331		303		—	303
Operating expenses excluding amortisation and depreciation		(219)		(13)	(232)		(229)		(7)	(236)
EBITDA		112		(13)	99		74		(7)	67
Depreciation		(20)		—	(20)		(15)		—	(15)
Amortisation		(47)		(35)	(82)		(30)		(39)	(69)
Share of results of joint ventures and associates		10		(10)	—		(4)		—	(4)
Profit (loss) before interest and taxation	2	55		(58)	(3)		25		(46)	(21)
Interest receivable		3		—	3		2		—	2
Interest payable		(11)		—	(11)		(19)		—	(19)
Profit (loss) before taxation		47		(58)	(11)		8		(46)	(38)
Taxation	5	(11)		13	2		(3)		14	11
Net profit (loss) for the financial period from continuing operations		36		(45)	(9)		5		(32)	(27)
Net profit for the financial period from discontinued operations	4	3		607	610		39		—	39
Net profit for the financial period		39		562	601		44		(32)	12

Earnings per share
Basic
From continuing operations	6	3.8	p		(1.0	)p	0.6	p		(3.0	)p
From discontinued operations	6	0.4	p		66.8	p	4.4	p		4.4	p
From continuing and discontinued operations	6	4.2	p		65.8	p	5.0	p		1.4	p
Diluted
From continuing operations	6	3.8	p		(1.0	)p	0.5	p		(2.8	)p
From discontinued operations	6	0.3	p		65.1	p	4.1	p		4.1	p
From continuing and discontinued operations	6	4.1	p		64.1	p	4.6	p		1.3	p

Condensed consolidated income statement for the 26 weeks ended 27 September 2008

With 52 weeks ended 29 March 2008 comparatives

		Before amortisation of acquisition intangibles and exceptional items		Amortisation of acquisition intangibles and exceptional items	After amortisation of acquisition intangibles and exceptional items		Before amortisation of acquisition intangibles and exceptional items		Amortisation of acquisition intangibles and exceptional items	After amortisation of acquisition intangibles and exceptional items
				(see note 3)					(see note 3)
		26 weeks ended 27 September 2008					52 weeks ended 29 March 2008
		(Unaudited)					(Audited)
										(Restated)
	Notes	£m		£m	£m		£m		£m	£m

Continuing operations
Revenue	2	697		—	697		1,424		—	1,424
Cost of sales		(366)		—	(366)		(792)		—	(792)
Gross profit		331		—	331		632		—	632
Operating expenses excluding amortisation and depreciation		(219)		(13)	(232)		(423)		(15)	(438)
EBITDA		112		(13)	99		209		(15)	194
Depreciation		(20)		—	(20)		(34)		—	(34)
Amortisation		(47)		(35)	(82)		(67)		(75)	(142)
Share of results of joint ventures and associates		10		(10)	—		(5)		—	(5)
Profit (loss) before interest and taxation	2	55		(58)	(3)		103		(90)	13
Interest receivable		3		—	3		6		—	6
Interest payable		(11)		—	(11)		(51)		—	(51)
Profit (loss) before taxation		47		(58)	(11)		58		(90)	(32)
Taxation	5	(11)		13	2		(20)		27	7
Net profit (loss) for the financial period from continuing operations		36		(45)	(9)		38		(63)	(25)

Net profit for the financial period from discontinued operations	4	3		607	610		144		(1)	143

Net profit for the financial period		39		562	601		182		(64)	118

Earnings per share
Basic
From continuing operations	6	3.8	p		(1.0	)p	4.3p			(2.7	)p
From discontinued operations	6	0.4	p		66.8	p	15.8	p		15.7	p
From continuing and discontinued operations	6	4.2	p		65.8	p	20.1p	p		13.0	p
Diluted
From continuing operations	6	3.8	p		(1.0	)p	4.0p	p		(2.7	)p
From discontinued operations	6	0.3	p		65.1	p	15.2p	p		15.1	p
From continuing and discontinued operations	6	4.1	p		64.1	p	19.2p	p		12.4	p

Condensed consolidated statement of changes in equity for the 26 weeks ended 27 September 2008

			26 weeks	52 weeks
		26 weeks ended 29 September	ended 29 September 2007	ended 29 March 2008
		2008 (Unaudited)	(Unaudited) (Restated)	(Audited) (Restated)
	Notes	£m	£m	£m

At the beginning of the period		735	690	690

Net profit for the financial period		601	12	118
Currency translation and cash flow hedges		4	(1)	(64)
Net transfer to profit from equity of cumulative translation differences on discontinued activities		(14)	—	—
Net transfer to profit from equity of gains on available for sale assets on discontinued activities		(2)	—	—
Tax on items recognised directly in reserves		(12)	10	7
Net change in available-for-sale investments		—	(3)	(8)
Total recognised income and expense for the period		577	18	53

Issue of share capital		—	27	49
Net purchase of own shares		(53)	(15)	(35)
Net cost of share-based payments		4	5	9
Equity dividends	9	(26)	(20)	(31)
At the end of the period		1,237	705	735

Condensed consolidated balance sheet as at 27 September 2008

		27 September	29 September 2007	29 March 2008
		2008 (Unaudited)	(Unaudited) (Restated)	(Audited) (Restated)
	Notes	£m	£m	£m
Non-current assets
Goodwill		301	642	677
Other intangible assets		387	518	569
Property, plant and equipment		282	385	448
Non-current asset investments		4	5	5
Interests in joint ventures and associates		445	7	14
Loans to Best Buy Europe		206	—	—
Deferred tax assets		50	52	61
		1,675	1,609	1,774
Current assets
Stock		1	213	212
Trade and other receivables		240	846	812
Current asset investments		—	7	2
Cash and cash equivalents		91	115	88
		332	1,181	1,114
Total assets		2,007	2,790	2,888
Current liabilities
Trade and other payables		(370)	(1,049)	(1,087)
Corporation tax liabilities		(12)	(39)	(42)
Loans and other borrowings		—	(1)	(39)
Provisions		(11)	(111)	(90)
		(393)	(1,200)	(1,258)
Non-current liabilities
Trade and other payables		—	(1)	(1)
Loans and other borrowings		(377)	(884)	(894)
		(377)	(885)	(895)
Total liabilities		(770)	(2,085)	(2,153)
Net assets		1,237	705	735

Equity
Share capital	7	1	1	1
Share premium reserve	7	476	453	476
Translation reserve	7	(72)	1	(62)
Accumulated profits	7	832	250	320
Funds attributable to equity shareholders		1,237	705	735

Approved by the Board of The Carphone Warehouse Group PLC

17 November 2008

Condensed consolidated cash flow statement for the 26 weeks ended 27 September 2008

		26 weeks	26 weeks ended	52 weeks ended
		ended 27 September	29 September 2007	29 March 2008
		2008	(Unaudited)	(Audited)
		(Unaudited)	(Restated)	(Restated)
	Notes	£m	£m	£m
Operating activities
(Loss) profit before interest and taxation		(3)	(21)	13
Adjustments for non-cash items:
Share-based payments		4	5	9
Non-cash movements on joint ventures and associates		—	4	5
Depreciation		20	15	34
Amortisation		82	69	142
Loss on disposal of property, plant and equipment and intangible assets		—	—	1
Operating cash flows before movements in working capital		103	72	204
(Increase) decrease in trade and other receivables		(35)	(7)	16
Decrease (increase) in stock		1	—	(1)
(Decrease) increase in trade and other payables		(3)	46	80
Increase (decrease) in provisions		2	(4)	(4)
Cash generated from operations		68	107	295
Taxation paid		—	—	(1)
Cash flows from operating activities - continuing		68	107	294
Cash flow from operating activities - discontinued		(131)	(1)	163
Cash flows from operating activities		(63)	106	457

Investing activities
Interest received		3	2	6
Proceeds from disposal of subsidiaries	3a	1,041	—	—
Cash disposed of with subsidiaries	3a	(104)	—	—
Acquisition of subsidiaries, net of cash acquired		(72)	(32)	(68)
Acquisition of intangible assets		(61)	(60)	(136)
Acquisition of property, plant and equipment		(38)	(59)	(125)
Investment in joint ventures and associates		(24)	(3)	(7)
Cash flows from investing activities - continuing		745	(152)	(330)
Cash flows from investing activities - discontinued		(41)	(63)	(134)
Cash flows from investing activities		704	(215)	(464)

Financing activities
Proceeds from the issue of share capital		—	27	49
Net purchase of own shares		(53)	(15)	(35)
(Decrease) increase in borrowings		(534)	152	38
Movements in loans to joint ventures		9	—	—
Interest paid		(11)	(19)	(51)
Dividends paid		(26)	(20)	(31)
Cash flows from financing activities - continuing		(615)	125	(30)
Cash flows from financing activities - discontinued		(3)	(1)	6
Cash flows from financing activities		(618)	124	(24)

Net increase (decrease) in cash and cash equivalents		23	15	(31)
Cash and cash equivalents at the start of the period		68	99	99
Cash and cash equivalents at the end of the period		91	114	68

Cash and cash equivalents for the purposes of this statement comprise:
Cash and cash equivalents		91	115	88
Bank overdrafts		—	(1)	(20)
		91	114	68

1 Basis of preparation and accounting policies

The interim condensed financial statements for the 26 weeks ended 27 September 2008 have been prepared using accounting policies and methods of computation consistent with those set out on pages 45 to 48 of The Carphone Warehouse Group PLC annual report for the 52 weeks ended 29 March 2008.  The financial information for the 26 weeks ended 27 September 2008 and the 26 weeks ended 29 September 2007 has not been subject to audit or review by the Group’s auditors.

The interim condensed financial statements for the 26 weeks ended 27 September 2008 do not comprise statutory accounts for the purpose of section 240 of the Companies Act 1985, and should be read in conjunction with the Annual Report for the 52 weeks ended 29 March 2008. Those accounts have been reported upon by the Group’s auditors and delivered to the Registrar of Companies. The report of the auditors was unqualified, did not include a reference to any matters to which the auditors drew attention by way of emphasis without qualifying their report, and did not contain statements under Section 237 (2) or (3) of the Companies Act 1985. The Annual Report can be found on the Group’s corporate website www.cpwplc.com.

The Group has applied IFRS 5 ‘Non-current Assets held for sale and Discontinued Operations’ in the current period, further to the sale of 50% of its Retail and Distribution business to Best Buy Co., Inc. (“Best Buy”) on 30 June 2008. As a result, the income statement and cash flow statement for the periods ended 29 September 2007 and 29 March 2008 have been restated to separate out profits and losses and cash flows associated with the Group’s Retail and Distribution business as discontinued operations. The Group’s segmental information has also been restated, as detailed in note 2, to reflect the ongoing structure of the Group’s operations.

2 Segmental reporting

Continuing operations are analysed as follows:

	Revenue			Profit (loss) before interest and taxation
	26 weeks ended 27 September 2008	26 weeks ended 29 September 2007	52 weeks ended 29 March 2008	26 weeks ended 27 September 2008	26 weeks ended 29 September 2007	52 weeks ended 29 March 2008
	£m	£m	£m	£m	£m	£m
		(Restated)	(Restated)		(Restated)	(Restated)
UK Fixed Line
Headline results	697	711	1,424	53	37	122
Amortisation of acquisition intangibles				(35)	(39)	(75)
Exceptional items (see note 3)				(13)	(7)	(15)
Total UK Fixed Line	697	711	1,424	5	(9)	32

Best Buy Europe
Headline results				13	—	—
Exceptional items (see note 3)				(10)	—	—
Total Best Buy Europe				3	—	—

PLC costs				(8)	(8)	(14)
Share of results of other joint ventures				(3)	(4)	(5)

Total Group	697	711	1,424	(3)	(21)	13

Headline results are shown before the amortisation of acquisition intangibles and before exceptional items. Headline information is provided because the Directors consider that it provides assistance in understanding underlying performance.

Best Buy Europe is the Retail and Distribution business in which the Group has a 50% investment pursuant to the transaction with Best Buy. The results of the Retail and Distribution business are analysed more fully below.

Restatement of prior period segmental results

In order to reflect the ongoing business and activities of Best Buy Europe, and the divisionalisation of certain PLC costs since March 2008, prior period Headline information has been restated as follows:

	Revenue		Profit before interest and taxation
	26 weeks ended 29 September 2007	52 weeks ended 29 March 2008	26 weeks ended 29 September 2007	52 weeks ended 29 March 2008
	£m	£m	£m	£m
Retail and Distribution
Distribution division, as previously reported	1,457	3,116	56	175
Business transfers	(14)	(25)	—	(1)
Reallocation of PLC costs	—	—	(10)	(19)
As restated	1,443	3,091	46	155

UK Fixed Line
As previously reported	697	1,399	39	125
Business transfers	14	25	—	—
Reallocation of PLC costs	—	—	(2)	(3)
As restated	711	1,424	37	122

PLC costs
As previously reported			(20)	(36)
Reallocation of PLC costs			12	22
As restated			(8)	(14)

Joint ventures and associates
As previously reported			(4)	(6)
Business transfers			—	1
As restated			(4)	(5)

Retail and Distribution

Prior to its part disposal, the results of the Group’s Retail and Distribution business are reflected in the income statement, net of interest and taxation, within discontinued operations.  After the transaction, its results are reflected within joint ventures and associates as part of continuing operations.

The Headline results of the Retail and Distribution business are further analysed as follows:

	26 weeks ended 27 September 2008	26 weeks ended 29 September 2007	52 weeks ended 29 March 2008
	£m	£m	£m
Headline results
Revenue	1,617	1,443	3,091
Profit before interest and taxation	37	46	155
Net interest (payable) receivable	(5)	1	3
Taxation	(3)	(8)	(14)
Profit after taxation	29	39	144

Of which:
Discontinued operations (see note 4)	3	39	144
Percentage attributable to the Group	100%	100%	100%
	3	39	144

Joint ventures	26	—	—
Percentage attributable to the Group	50%	—	—
	13	—	—

3 Exceptional items

The following items have been disclosed separately in the period given their size and one-off nature:

	Note	Pre-tax gain (loss)	Tax	Post-tax gain (loss)	Group share	Presented within
		£m	£m	£m	£m
Part disposal of Retail and Distribution business
Net gain on disposal after indirect costs	a i	632	(19)	613	613	Discontinued operations
Other costs arising from the transaction	a ii	(26)	7	(19)	(10)	Joint ventures

Other exceptional items
AOL integration	b i	(13)	3	(10)	(10)	Operating expenses / taxation
Divisionalisation costs	b ii	(9)	3	(6)	(6)	Discontinued operations

		584	(6)	578	587

a Part-disposal of Retail and Distribution business

i Net gain on disposal after indirect costs

On 30 June 2008, the Group completed the disposal of 50% of its Retail and Distribution business to Best Buy.

The provisional net assets disposed of and disposal proceeds were as follows:

	100%	50%
	£m	£m
Goodwill	383
Other intangible assets	170
Property, plant and equipment	182
Stock	272
Trade and other receivables	745
Cash	104
Other	17
Gross assets disposed of	1,873

Trade and other payables	(710)
Taxation	(42)
Loans and other borrowings	(216)
Provisions	(68)
Gross liabilities disposed of	(1,036)

Net assets disposed of	837	419

Under the terms of the sale agreement with Best Buy, the net assets disposed of may be adjusted further to final agreement over a period of up to 12 months from the date of the transaction.

The provisional gain on disposal was as follows:

£m
Cash consideration, net of costs	1,041
Net assets disposed of	(419)
Cumulative reserves recycled on disposal	16
Gain on disposal	638
Other costs resulting indirectly from the transaction	(6)
Net gain on disposal after indirect costs	632
Taxation	(19)
Net gain on disposal after indirect costs and taxation	613

Cash flows associated with the disposal were:

£m
Cash consideration, net of costs	1,041
Cash disposed of	(104)
937

ii Other costs arising from the transaction

Further to the transaction with Best Buy, Best Buy Europe has commenced the disposal of approximately 100 stores, primarily in the UK and France. Costs of £18m have been recognised in the period in relation to the disposal programme.

Also as a result of the transaction, Best Buy Europe has accelerated a shift in its range of retail stock away from mobile phones towards laptops and other non-mobile products. Losses of £8m have been incurred in disposing of the products that have been de-ranged.

The Group’s share of these charges is reflected net of a tax credit of £7m within results of joint ventures and associates.

Best Buy Europe is reviewing its information technology infrastructure as a consequence of the transaction. The results of this review are as yet uncertain, but may give rise to changes to asset valuations and/or changes in the useful economic lives of those assets in the period ending 4 April 2009.

b Other exceptional items

i AOL integration

The Group acquired AOL’s UK internet access business in December 2006. Since this time the Group has been working on the reorganisation of the business through a programme to transfer network operations, hosting, billing and customer management away from a transitional platform provided by AOL Time Warner onto the Group’s own systems and infrastructure. Charges of £7m and £15m were recognised in respect of this process in the periods ended 29 September 2007 and 29 March 2008 respectively. The transition has been substantially completed during the period ended 27 September 2008, giving rise to a further charge of £13m.

ii Divisionalisation costs

Prior to the transaction with Best Buy, the Group conducted a comprehensive review of its central support structures, particularly in relation to its Retail and Distribution business, to achieve greater divisional autonomy and efficiency. This review resulted in a reorganisation programme that is expected to yield savings of £7m per annum. Redundancy and other reorganisation costs of £9m have arisen as a result of the programme. A tax credit of £3m has been recognised in respect of these costs.

4 Discontinued operations

The results of discontinued operations are analysed as follows:

	26 weeks ended 27 September 2008	26 weeks ended 29 September 2007	52 weeks ended 29 March 2008
	£m	£m	£m
Headline results
Revenue	729	1,443	3,091
Headline profit before interest and taxation	—	46	155
Interest	(2)	1	3
Headline profit before taxation	(2)	47	158

Exceptional items (see note 3)	623	—	—

Goodwill expense	—	—	(1)
Statutory profit before taxation	621	47	157

Taxation
On headline profit before taxation	5	(8)	(14)
On exceptional items (see note 3)	(16)	—	—
Total taxation	(11)	(8)	(14)

Headline profit before taxation	(2)	47	158
Taxation	5	(8)	(14)
Headline profit after taxation	3	39	144

Statutory profit before taxation	621	47	157
Taxation	(11)	(8)	(14)
Statutory profit after taxation	610	39	143

5 Taxation

An effective rate of 28% (52 weeks ended 29 March 2008: 31%) has been applied to Headline profit before taxation from continuing operations, excluding profits or losses from joint ventures and associates, which are recorded net of tax. A tax credit of 28% (52 weeks ended 29 March 2008: 30%) has been recognised in the period in respect of the amortisation of acquisition intangibles.

6 Earnings per share

	26 weeks ended	26 weeks ended	52 weeks ended
	27 September 2008	29 September 2007	29 March 2008
Earnings
Continuing operations
Headline earnings	36	5	38
Amortisation of acquisition intangibles (net of tax)	(25)	(27)	(52)
Exceptional items (net of tax)	(20)	(5)	(11)
Statutory earnings	(9)	(27)	(25)

Discontinued operations
Headline earnings	3	39	144
Goodwill expense	—	—	(1)
Exceptional items (net of tax)	607	—	—
Statutory earnings	610	39	143

Total
Headline earnings	39	44	182
Statutory earnings	601	12	118

Weighted average number of shares (millions)
For basic earnings per share	914	900	906
Dilutive effect of share options	24	60	40
For diluted earnings per share	938	960	946

Basic earnings per share – Headline (pence)
Continuing operations	3.8	0.6	4.3
Discontinued operations	0.4	4.4	15.8
Continuing and discontinued operations	4.2	5.0	20.1

Basic earnings per share – Statutory (pence)
Continuing operations	(1.0)	(3.0)	(2.7)
Discontinued operations	66.8	4.4	15.7
Continuing and discontinued operations	65.8	1.4	13.0

Diluted earnings per share - Headline (pence)
Continuing operations	3.8	0.5	4.0
Discontinued operations	0.3	4.1	15.2
Continuing and discontinued operations	4.1	4.6	19.2

Diluted earnings per share - Statutory (pence)
Continuing operations	(1.0)	(2.8)	(2.7)
Discontinued operations	65.1	4.1	15.1
Continuing and discontinued operations	64.1	1.3	12.4

7 Reserves

	Share capital	Share premium reserve	Translation reserve	Accumulated profits	Total
	£m	£m	£m	£m	£m

At 29 March 2008	1	476	(62)	320	735
Net profit for the financial period	—	—	—	601	601
Currency translation and cash flow hedges	—	—	4	—	4
Net transfer to profit from equity of cumulative translation differences on discontinued activities	—	—	(14)	—	(14)
Net transfer to profit from equity of gains on available for sale assets on discontinued activities	—	—	—	(2)	(2)
Tax on items recognised directly in reserves	—	—	—	(12)	(12)
Net purchase of own shares	—	—	—	(53)	(53)
Net cost of share-based payments	—	—	—	4	4
Equity dividends (see note 9)	—	—	—	(26)	(26)
At 27 September 2008	1	476	(72)	832	1,237

8 Analysis of changes in net debt

	At 29 March 2008	Cash flows	Exchange differences	Non-cash movements	At 27 September 2008
	£m	£m	£m	£m	£m

Cash and cash equivalents	88	3	—	—	91
Bank overdrafts	(20)	20	—	—	—
	68	23	—	—	91

Current loans and other borrowings	(19)	19	—	—	—
Non-current loans and other borrowings	(894)	515	2	—	(377)
	(913)	534	2	—	(377)

Current asset investments	2	—	—	(2)	—

Total	(843)	557	2	(2)	(286)

Group committed debt facilities have been used to fund loans of £206m to Best Buy Europe, under a £475m revolving credit facility (“RCF”) between The Carphone Warehouse Group PLC and Best Buy Europe Distributions Ltd. This RCF has terms broadly similar to the Group’s main external facilities, including a debt:EBITDA covenant, and its final maturity date is 13 March 2013.  Under this RCF 50% of drawings are guaranteed by Best Buy Co., Inc..

Excluding loan financing provided to Best Buy Europe, the Group’s underlying net debt (“underlying Group net debt”) is £80m.

The Group has two committed bank facilities: a £550m RCF expiring in March 2013, and a £375m term loan expiring in October 2012.

Other committed bank facilities totalling £475m were cancelled following the part disposal of Best Buy Europe.

9 Equity dividends

	26 weeks ended	26 weeks ended	52 weeks ended
	27 September 2008	29 September 2007	29 March 2008
	£m	£m	£m
Final dividend for the period ended 31 March 2007 of 2.25p per ordinary share	—	20	20
Interim dividend for the period ended 29 March 2008 of 1.25p per ordinary share	—	—	11
Final dividend for the period ended 29 March 2008 of 3.00p per ordinary share	26	—	—
	26	20	31
Proposed interim dividend for the period ending 4 April 2009 of 1.35p per ordinary share	12	—	—

10 Capital commitments

	27 September 2008	29 September 2007	29 March 2008
	£m	£m	£m
Expenditure contracted, but not provided for in the financial statements	16	22	18

11 Related party transactions

	Sale of stock	Interest income	Income for services provided	Expenses for services received	Amounts owed to the Group	Amounts owed by the Group
26 weeks ended 27 September 2008	£m	£m	£m	£m	£m	£m
The Geek Squad UK	—	—	2	—	—	—
TPHS France	—	—	—	(1)	—	—
Virgin Mobile France	—	—	5	—	12	—
Best Buy Europe	—	3	4	(20)	245	(29)
Total	—	3	11	(21)	257	(29)

26 weeks ended 29 September 2007	£m	£m	£m	£m	£m	£m
The Geek Squad UK	—	—	—	—	—	—
TPHS France	—	—	—	—	—	—
Virgin Mobile France	8	—	1	—	9	—
Total	8	—	1	—	9	—

52 weeks ended 29 March 2008	£m	£m	£m	£m	£m	£m
The Geek Squad UK	—	—	2	(1)	6	—
TPHS France	—	—	1	(3)	—	—
Virgin Mobile France	8	1	11	—	13	—
Total	8	1	14	(4)	19	—

Amounts owed by Best Buy Europe include loans of £206m as described in note 8. Transactions with The Geek Squad UK and TPHS France have been disclosed as related party transactions until 30 June 2008, from which date they were subsumed within Best Buy Europe.

Risks and uncertainties

The Board continuously assesses and monitors the key risks of the business. The key risks that could affect the Group’s long-term performance, and the factors which mitigate these risks, are set out on page 21 of the Group’s 2008 Annual Report.  These risks are substantially unchanged, except in that the disposal of part of the Group’s Retail and Distribution business since the publication of that report has both reduced the Group’s exposure to the risks that affect that business, and has significantly reduced the Group’s indebtedness.

Statement of Directors’ responsibilities

The unaudited interim condensed financial statements for the 26 weeks ended 27 September 2008 have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’, as adopted by the European Union and the Disclosure and Transparency Directive Rules (“DTR”). The interim management report herein includes a fair review of the important events during the first 26 weeks and description of principal risks and uncertainties for the remainder of the financial period, as required by DTR 4.2.7, and a fair review of disclosure of related party transactions and changes therein, as required by DTR 4.2.8.

The Directors of The Carphone Warehouse Group PLC are listed on pages 26 and 27 in the Group’s 2008 Annual Report and on the Group’s website www.cpwplc.com.

By order of the Board

Roger Taylor

Chief Financial Officer

17 November 2008